Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) dated this 24th day of April, 2015 (the “Effective Date”) is entered into among Good Times Restaurants, Inc., a Nevada corporation (“Buyer”), and FS Food Group, LLC, a North Carolina limited liability company (“Company”).  Each of Buyer and Company are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.”

RECITALS

Buyer has entered into a contract with the owners of Bad Daddy’s International, LLC, a North Carolina limited liability company (“BDI”), to purchase all of the membership interests of BDI (the “Acquisition”).  BDI owns certain subsidiary entities in whole or in part (the “BDI Subsidiaries”) which operate Bar Daddy’s Burger Bar restaurants (the “Restaurants”).  Prior to such purchase Company has provided substantial services for the operation of the Restaurants which, as set forth in this Agreement, Buyer wishes to be continued for a specified period of time.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Transition Services.

(a)           Services.  Company shall provide to Buyer, BDI and the BDI Subsidiaries those services (collectively, the “Services”) described in the numbered Schedules attached hereto (collectively, the “Services Schedules”) to assist Buyer, BDI and the BDI Subsidiaries to operate the Restaurants for the time period set forth in the Services Schedules.  In addition, upon Buyer’s request, Buyer and Company shall negotiate in good faith to amend the Services to require Company to perform additional Services pursuant to this Agreement, provided that such additional Services are reasonably necessary or appropriate to operate the Restaurants in a manner similar to or compatible with their present operation and were provided by Company to BDI and/or the BDI Subsidiaries prior to the date hereof.  In connection with Company’s provision of the Services hereunder, Company shall provide Buyer, BDI and the BDI Subsidiaries during normal business hours, with commercially reasonable access to, and the commercially reasonable assistance of, Company’s employees responsible for performing the Services, and Company will cause such employees to cooperate with the reasonable requests of and assist Buyer, BDI and the BDI Subsidiaries in the provision of the Services hereunder.

(b)           Quality of Services.  Company warrants that the Services will be performed in substantially the same manner that Company performed the Services for the BDI Subsidiaries and the Restaurants prior to the Closing Date (as defined below).

(c)           No Improvements.  In connection with the performance of the Services, Company will have no obligation to (i) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used or (ii) except as otherwise expressly set forth herein, convert any data from one format to another for use by Buyer or any other Person (as defined below) in connection with the Services or otherwise; provided, however, that Company shall cooperate with Buyer in the event that Buyer engages in such upgrades, enhancements, modifications or changes of format at the Buyer’s sole expense.

(d)           BDI Assets.  Buyer hereby agrees that to the extent that the rendering of any of the Services requires the use of any BDI or BDI Subsidiary assets, Company shall have the use of such assets as necessary to render such Services.  Buyer shall instruct its employees to cooperate with Company in connection with its provision of the Services hereunder.

2.             Transition Services Representatives; Transition Planning.  Each of Buyer and Company shall appoint and maintain a representative for the Services (each a “Services Representative”) who shall (i) use commercially reasonable efforts to achieve the overall intent of this Agreement with respect to such Services; (ii) supervise the activities of their respective employees with respect to such Services; and (iii) serve as a point of contact for the other Party with respect to questions and issues that may arise in connection with the Services and, in the case of Company, to receive all instructions from Buyer with respect to Services to be performed by Company employees.  The initial Services Representative for Company shall be Eric Fenner for so long as he is employed by Company.  The Services Representative for Buyer shall be Scott Somes for so long as he is employed by Buyer.

3.             Security.  Company shall implement and use all reasonable safeguards to protect the data in its possession that is owned by Buyer, BDI, the BDI Subsidiaries and the Restaurants consistent with its practices in protecting its own data.  Buyer shall implement and use all reasonable safeguards to protect the data in its possession that is owned by Company consistent with its practices in protecting its own data.

4.             Intellectual Property.  Each Party shall retain all right, title and interest in and to its intellectual property used in connection with the Services.  Notwithstanding anything to the contrary set forth herein, Company acknowledges and agrees that all right, title, and interest to data generated or collected and intellectual property acquired by Company as a result of providing the Services under this Agreement shall be owned by Buyer or BDI, as the case may be.

5.             Term and Termination.

(a)           Term.  This Agreement shall become effective on the date of the closing of the Acquisition (the “Closing Date”) and shall continue in full force and effect until the earlier of (i) the date this Agreement is terminated in accordance with the provisions of Section 5(b) below and (ii) unless another date is set forth with respect to a particular Service on the Services Schedules, the last day of the second full accounting period of BDI following the Closing (the “Transition Period”).  If, in spite of the commercially reasonable efforts of the Parties, the Service(s) are not transitioned to Buyer, BDI or the BDI Subsidiaries as of the expiration of the Transition Period, Buyer may request in writing that Company extend the Transition Period during which Company provides such remaining Services for one additional accounting period of BDI and the Parties shall mutually agree in good faith upon the terms of such extension (the “Term Extension”).  Buyer’s request for a Term Extension shall specify, in reasonable detail, the scope and nature of the Service(s) to be provided by Company during the Term Extension.   Should the closing of the Acquisition not occur for any reason, this Agreement shall automatically terminate and be of no further force or effect.   Notwithstanding anything to the contrary set forth herein, this Agreement shall automatically terminate upon the expiration of the term of the last Service provided hereunder.

(b)           Termination.  Upon written notice to the other Party, this Agreement may be terminated:  (i) by Company due to the failure by Buyer to pay any amount due to Company under this Agreement, which failure continues for more than 10 days following written notice thereof from Company, provided however that Company may not so terminate this Agreement or suspend performance of Services for non-payment in the event of a good faith dispute between the Parties as to the amounts due hereunder; or (ii) by either Party due to the material default of a Party in performing any covenant or agreement under this Agreement, which default continues uncured for more than 10 days following written notice thereof; or (iii) by Buyer, with respect to a particular Service, on 10 days’ written notice that Buyer is no longer in need of such Service, provided that this clause (iii) shall not apply with respect to those Services that relate to a Required Contract, without Company’s written consent.

(c)           Effect of Termination.  The expiration or termination of this Agreement, or the term during which a particular Service is being provided, shall not relieve Buyer of its responsibility for paying all amounts due and satisfying all obligations with respect to any products or services acquired or ordered or obligations incurred by Company, on behalf and upon the instruction of Buyer, BDI or any BDI Subsidiaries, prior to such expiration or termination.

6.             Payment Terms.

(a)           In connection with Company performing each of the Services during the term thereof, Buyer shall pay Company for each such Service the amounts set forth on the Services Schedules; provided that, except as otherwise set forth in Section 5(c) above, if any, in the event that Company ceases to perform any particular Service pursuant to a request made by Buyer, Buyer shall pay for such terminated Service only through the end of such Services (and any accounting period fee relating to such terminated Service shall be prorated for Services provided during any partial month).

(b)           Other than with respect to the Accounting Fee and hourly fees described on the Services Schedules, which will be invoiced in connection with each accounting period end, Company will invoice Buyer for all other amounts due hereunder on a bi-weekly basis.  All invoices delivered by Company shall be accompanied by reasonable documentation supporting the invoiced amounts and shall be paid by Buyer within seven (7) days of receipt. Should Buyer dispute any portion of any invoice in good faith, Buyer will promptly notify Company in writing of the nature and basis of the dispute.

(c)           Any sums mistakenly received by either Party, either during the Transition Period or thereafter, shall be remitted to the Party entitled to receive such funds within seven (7) days of receipt.  Either Party mistakenly making any payment to suppliers or vendors of the other Party at any time shall be entitled to prompt reimbursement from such other Party upon written notice detailing the payment made, a copy of the information relating to the account paid and proof of payment.

7.             Confidentiality.  Buyer and Company acknowledge that, by reason of their relationship, they may have access to certain information and materials concerning the other’s business and products (including, but not limited to, information and materials contained in technical data provided to the other party, information concerning the Restaurants, financial information and data, strategies and marketing and customer information) which is confidential and of substantial value to the other Party, which value would be impaired if such information were disclosed to third parties (“Confidential Information”).  Each Party agrees that it shall not, and shall cause its Affiliates and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives not to, use in any way (other than in connection with performing its obligations hereunder), for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other party, except as otherwise required by applicable laws, a court of competent jurisdiction or the rules of a national securities exchange and then only after providing the other Party reasonable prior notice of such required disclosure in order to permit such Party to seek an appropriate protective order.  Each Party shall take precautions to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own Confidential Information, but in no event with less than a commercially reasonable degree of care.  Notwithstanding anything to the contrary set forth herein, a Party (the “Recipient”) who receives Confidential Information from the other Party (the “Disclosing Party”) shall not be required to hold in confidence information that (a) is or becomes generally available to the public other than as a result of a breach of these provisions by the Recipient, (b) may be required for such Party to enforce its rights under this Agreement or (c) becomes available to the Recipient subsequent to the date hereof on a non-confidential basis from a source other than the Disclosing Party or from the provision of the Services, provided that the source of such information was not, to Recipient’s knowledge, bound by a confidentiality agreement with, or bound by any other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information.  This provision shall survive the termination or expiration of this Agreement.  For purposes hereof, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the ownership of fifty percent (50%) or more of the voting securities of a Person or possession, directly or indirectly, of the power to elect or appoint fifty percent (50%) or more of the directors or managers of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes hereof, “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

8.             Company Indemnification.  Company shall indemnify, defend and hold harmless Buyer, its Affiliates and Buyer’s and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives from and against any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claim made by any third party arising out of Company’s breach of this Agreement or Company’s or its employees’ gross negligence or willful misconduct.  This provision shall survive the termination or expiration of this Agreement.

9.             Buyer Indemnification.  Buyer shall indemnify, defend and hold harmless Company, its Affiliates and Company’s and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives from and against any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claim made by any third party arising out of Company’s performance of the Services (other than to the extent arising out of Company’s breach of this Agreement or Company’s or its employees’ gross negligence or willful misconduct), Buyer’s breach of this Agreement or Buyer’s or its employees’ gross negligence or willful misconduct.  This provision shall survive the termination or expiration of this Agreement.

10.           Limitation of Liability.  EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATIONS PURSUANT TO SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT: (I) ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (II) EXCEED THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID TO COMPANY BY BUYER UNDER THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO THE SERVICES.

11.           Miscellaneous.

(a)           Relationship of the Parties.  Nothing contained in this Agreement shall create or be deemed to create any relationship of agency, joint venture or partnership between Company or any of its Affiliates and Buyer or any of its Affiliates.  Each Party agrees to provide such information and assistance as the other Party may reasonably request to enable each Party to fulfill its obligations hereunder.

(b)           Assignment.  Neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent (not to be unreasonably withheld) of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement shall prohibit Company from designating, in its sole discretion, one or more of its Affiliates to perform the Services required hereunder; provided, that, Company remains primarily responsible for any breach of this Agreement and any failure of such Affiliate to perform the Services in accordance with the terms of this Agreement.

(c)           Force Majeure.  Continued performance of any Service may be suspended immediately by Company to the extent made impossible by any event or condition beyond the reasonable control of Company, including, without limitation, acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, compliance in good faith with the requirements of any applicable laws or governmental order (whether or not it later proves to be invalid), widespread unavailability of necessary materials, or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).  Company shall give prompt notice to Buyer of the occurrence of a Force Majeure Event giving rise to any suspension of a Service and of the nature and anticipated duration of such Force Majeure Event, and Company shall use commercially reasonable efforts to cure the cause of such suspension promptly.  Upon the occurrence of a Force Majeure Event, Company and Buyer shall cooperate with each other to find commercially reasonable alternative commercial means and methods for the provision of the suspended Service.

(d)           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(d)):

If to Company:
FS Food Group, LLC
601 South Kings Drive, Suite HH
Charlotte, North Carolina 28204-3088
email: fscibelli@fsfoodgroup.com
Attention: Joseph F. Scibelli

And

email: efenner@fsfoodgroup.com
Attention: Eric Fenner

with a copy to (which does not constitute notice):	Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100 Atlanta, Georgia 30363 Facsimile: (404) 873-8151 email: sean.fogarty@agg.com Attention: Sean P. Fogarty

If to Buyer:	Good Times Restaurants, Inc. 601 Corporate Cir Golden, Colorado 80401 email: bhoback@gtrestaurants.com Attention: Boyd Hoback, President and CEO
with a copy to (which does not constitute notice):	Snell & Wilmer L.L.P. 1200 17th Street, Suite 1900 Denver, Colorado 80202 Facsimile: (303) 634-2020 email: rcohen@swlaw.com Attention: Roger Cohen, Esq.

(e)           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(ii)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO OR THE STATE OF NORTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF DENVER, COLORADO OR IN THE CITY OF CHARLOTTE, NORTH CAROLINA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e).

(f)           Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, but not limited to any breach of this Agreement by Company) and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(g)           No Third-Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)           Non-Solicitation.  During the one (1) year period following the expiration or termination of the Transition Period (including any Term Extension), Buyer shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of Company providing Services hereunder or any Leased Employee (as defined below) or encourage any such employee to leave such employment.

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IN WITNESS WHEREOF, this Transition Services Agreement has been duly executed by the parties as of the date first above written.

BUYER:		COMPANY:

Good Times Restaurants, Inc.		FS Food Group, LLC

By:	/s/ Boyd Hoback	By:	/s/ Joseph F. Scibelli
Name: Boyd Hoback		Name: Joseph F. Scibelli
Its: President and CEO		Its: Manager

SCHEDULE 1

Accounting and Payroll Services1

In consideration of the Services described in the first two bullet points below, Buyer shall pay to Company a per accounting period fee of $1,250 per Restaurant (the “Accounting Fee”), which payments shall be due in advance on the 1st day of each accounting period (and with respect to the first partial accounting period, on the Closing Date) and reimburse for the allocable per employee third party payroll costs that have been incurred for each Restaurant.

•	Company shall provide for each Restaurant payroll administration assistance, accounting period financial statements, general ledger detail, trial balances and balance sheets for such Restaurant.

•
Company shall assist in the Restaurants’ transition to Buyer’s daily, weekly and monthly administrative, payroll and accounting systems by the transfer of all relevant employee documents (to the extent permitted by law), accounting records, invoices and vendor information, credit card processing, sales and use taxes, fixed asset schedules, maintenance contracts, workers compensation and health insurance, property and casualty insurance, and payroll information for the period beginning January 1, 2013 through the Transition Period.  Buyer’s personnel shall have access to all such financial records for the Restaurants during such periods including all Restaurant level processes and information.  To the extent such documents, records or information are stored on behalf of Company by FileVault, Company shall provide Buyer access to such storage facility during the Transition Period, during which time Buyer shall either remove all such documents, records or information, to the extent relating to BDI, the BDI Subsidiaries or the Restaurants, or assume Company’s lease for such facility.

•
Buyer may begin polling all Restaurants’ POS data into its CTUIT database as of the date hereof in addition to BDI continuing to poll the data into its CTUIT database, for the period beginning January 1, 2013 through the Transition Period.  Buyer shall set up its general ledger codes for all vendor invoices immediately following the Closing.

•
Company shall provide Buyer with copies of all vendor invoices received during the first two accounting periods of 2015 (to the extent such was not provided prior to the Closing Date as part of Buyer’s due diligence for the Acquisition (“Buyer’s Due Diligence”)) and during the Transition Period.  Company shall also provide Buyer upon the execution of this Agreement a complete list of all current vendors and vendor contracts (to the extent not included in Buyer’s Due Diligence).

1 The Parties recognize that Eric Fenner, the individual responsible for providing many of the Services for Company, shall be on vacation between May 25, 2015 and June 2, 2015.

•
Company shall assist Buyer in the transfer of all BDI, BDI Subsidiary and Restaurant bank account information and changing of signatories on such accounts promptly following the Closing, provided that Eric Fenner shall remain a signatory on such accounts during the Transition Period.

•
Company shall work with those BDI Subsidiary employees who participate in Company’s dental insurance in electing COBRA coverage with respect thereto or otherwise making available to such employees continuation coverage during the Transition Period, with Buyer paying, to such employee or on such employees’ behalf, an amount equal to the portion of such employee’s premium that would have been the employer portion of such insurance had such employee been employed by Company and COBRA not been elected.

SCHEDULE 2

Administration and Miscellaneous Services

•
Company shall, to the extent existing at the time of the Closing,  provide all contact information for all marketing resources and charitable organizations with which any Restaurant currently has a relationship, and Company shall use commercially reasonable efforts to provide all marketing files and marketing source files, such as photography, menus, packaging, point of purchase materials and media contacts, used with respect to the Restaurants since January 1, 2013 through the Transition Period.

•
Company shall assist as needed in the transfer of data and information to the new website of BDI and of Buyer, all current email addresses through Fishbowl and logins for all social media accounts for all Restaurants including Facebook, Twitter, Instagram, Pinterest, Yelp, and similar sites.

•	Company shall provide copies of all customer complaints to Buyer that are received by it between the date hereof and the end of the Transition Period.

•	Company shall assist Buyer in the continued coordination of any marketing activities ongoing as of the Closing Date, and Buyer shall pay Company an hourly fee of $50 for such coordination Services.

•
With respect to each Required Contract (as defined below), from and after the Closing, (1) Buyer and Company shall work together in good faith and use commercially reasonable efforts to either (a) enter into an amendment to such Required Contract to exclude BDI, the BDI Subsidiaries and the Restaurants from coverage thereunder and/or upon the request of Buyer, cause a new Required Contract with such vendor to be executed by Buyer, BDI or such BDI Subsidiaries, or (b) upon the agreement of Company, terminate such Required Contract and (2) to the extent such Required Contract is up for renewal prior to completion of (1)(a) or (b) above, Company shall not renew such Required Agreement unless BDI, the BDI Subsidiaries and the Restaurants are excluded therefrom.  From and after the Closing, until such time as (1) or (2) occurs with respect to such Required Contract, Buyer shall, and shall cause BDI, the BDI Subsidiaries and the Restaurants to, honor all commitments made with respect to and satisfy all obligations of BDI, the BDI Subsidiaries and the Restaurants pursuant to such Required Contracts, irrespective of the earlier expiration of the Transition Period.  With respect to all Other Contracts (as defined below), during the Transition Period, Company shall, at the request of Buyer, provide BDI, the BDI Subsidiaries and the Restaurants access to and use of such Other Contracts in same manner as provided prior to the Closing Date and Buyer shall, and shall cause BDI, the BDI Subsidiaries and the Restaurants to, satisfy all obligations with respect thereto.   For purposes hereof, “Required Contracts” means the following agreements to which Company is a party pursuant to which BDI, BDI Subsidiaries and/or Restaurants are required to purchase products or services:

•	CCBCC Operations, LLC Customer Marketing Agreement, effective July 1, 2014, by and between Company and CCBCC Operations, LLC.

•
Master Distribution Agreement, effective May 7, 2012, by and between Company and US Foods, Inc., which shall be replaced in its entirety by Master Distribution Agreement, effective May 1, 2015, by and between Company and US Foods, Inc.

•	Master Product Supply Agreement, dated February 20, 2012, by and between National Welders Supply Company, Inc. (d/b/a Airgas National Carbonation) and Company.

“Other Contracts” means all other agreements or arrangements to which Company is a party pursuant to which BDI, BDI Subsidiaries and/or Restaurants may but are not required to purchase products or services.  Buyer and Company shall split equally any agreed upon early termination or amendment fees with respect to Required Contracts.

In the event that Company incurs any amounts pursuant to any Required Contracts or Other Contracts or otherwise, in each case on behalf and at the request of BDI, the BDI Subsidiaries and/or the Restaurants, Buyer will, or will cause BDI or the BDI Subsidiaries to, promptly reimburse Company for all such amounts.

•	Company shall provide all landlord and building maintenance contacts and information existing as of the Closing Date (to the extent not included in Buyer’s Due Diligence).

Except as expressly set forth above, the above administration and miscellaneous services shall be provided to Buyer and BDI without payment to Company.

SCHEDULE 3

Operations and Management Services

To the extent any back of the house culinary staff at the Charlotte, NC Restaurants resign between the date hereof and the expiration of the Transition Period, Company shall provide to such Restaurants, in the aggregate, one (1) full time equivalent back of the house culinary staff (such employee(s), “Leased Employees”) for each such employee that has resigned, but in no event more than two full time equivalent employees at any given time.  All Leased Employees shall be at Buyer’s cost as set forth below.  Each Leased Employee shall be provided to Buyer until the first to occur of (a) the expiration of the Transition Period, (b) the date on which Buyer has hired a replacement back of the house culinary employee and (c) the one (1) month anniversary of the resignation date of the employee that such Leased Employee is replacing.  Such personnel shall be employees or independent contractors of Company and Company’s human resources policies shall apply to such employees.  Company shall be responsible for payment of all wages and benefits, including, but not limited to, employment-related taxes, payroll deductions and any other similar taxes, fees, contributions, and insurance (including FICA-OASDI, FICA-HI, federal and state income taxes, due and owing to the Leased Employees and Buyer shall reimburse Company for all such amounts.  No Term Extension shall be applicable to the Services described in this paragraph.

To the extent employed by Company, Craig Franey shall be available without cost to Buyer for general questions, the transfer of operating information (including the transition of administrative, accounting, reporting processes and data entry to Buyer’s processes) and consultation on personnel of the Restaurants for thirty days after the Closing Date.  If Craig Franey is required for specific projects (such as Micros programming) during the first thirty days following the Closing Date, Buyer shall pay Company an hourly fee of $50.  In no event shall any of the foregoing assistance materially interfere with Mr. Franey’s day-to-day responsibilities for Company and its Affiliates.